EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Carriage Services, Inc.:
We consent to the incorporation by reference in the previously filed registration statements (333-136313, 333-162408, and 333-166912) on Form S-8 and (333-171711) on Form S-3 of Carriage Services, Inc. and subsidiaries (the Company) of our reports dated March 8, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010, annual report on Form 10-K of Carriage Services, Inc.
/s/KPMG LLP
Houston, Texas
March 8, 2011